EXPENSE LIMITATION AGREEMENT

AMPLIFY COMMODITY TRUST

EXPENSE LIMITATION AGREEMENT (this "Agreeement"), effective as of January 29, 2024, by and between Amplify Investments LLC ("Amplify") and Amplify Commodity Trust (the "Trust"), on behalf of the Breakwave Dry Bulk Shipping ETF (the "Fund"), a series of Amplify Commodity Trust (the "Trust").

WHEREAS, ETF Managers Capital LLC ("ETFMC") and Breakwave Advisors LLC ("Breakwave") entered into a Licensing and Services Agreement, dated March 1, 2018 (the "LSA Agreement"), pursuant which Breakwave provides services as the commodity trading adviser to the Fund, for compensation based on the value of the average daily net assets of the Fund (the "LSA Fee");

WHEREAS, Amplify, ETFMC and Breakwave entered into an Assignment and Assumption Agreement Agreement dated January 19, 2024, by which the LSA Agreement was transferred from ETFMC to Amplify;

WHEREAS, Amplify and Breakwave have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund, and, therefore, have entered into a Fee Waiver Agreement, pursuant to which Breakwave waives the LSA Fee in order to maintain the expense ratio of the Fund at the level specified in Fee Waiver Agreement; and

WHEREAS, Amplify and the Trust have entered into this Agreement in the event that the waiver of the LSA Fee is insufficient to maintain the expense ratio of the Fund at the specified level;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged the parties hereto agree as follows:

1. <u>Expense Limitation</u>.

1.1 APPLICABLE EXPENSE LIMIT. To the extent that the aggregate expenses of every character incurred by the Fund in any fiscal year, including but not limited to, fees of Amplify (but excluding brokerage fees, interest expenses, and extraordinary expenses) ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, plus the LSA Fee, such excess amount (the "Excess Amount") shall be the liability of Amplify.

1.2 OPERATING EXPENSE LIMIT. The maximum Operating Expense Limit in any year with respect to the Fund shall be 3.50% of the average daily net assets of the Fund.

2. Term and Termination of Agreement.

This Agreement shall continue in effect through December 31, 2024, and from year to year thereafter at the option of Amplify. This Agreement shall terminate automatically upon the termination of the LSA Agreement.

3. Miscellaneous.

3.1 CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions thereof or otherwise affect their construction or effect.

3.2 INTERPRETATION. Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Trust's Declaration of Trust and Trust Agreement, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound.

3.3 DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to, the advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the LSA Agreement or the Fund's current registration statement, shall have the same meaning as and be resolved by reference to such LSA Agreement or registration statement.

3.4 AMENDMENT. This Agreement may not be amended or modified in any manner except by written agreement executed by Amplify and the Trust.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, effective as of the day and year first above written.

Amplify Investments LLC

By: ______________________
Name: David F. Wilding
Title: Chief Operating Officer

Amplify Commodity Trust

By: ______________________
Name: John Kartsonas
Title: Managing Partner